UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

AVIGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY COPY – SUBJECT TO COMPLETION

     AVIGEN, INC.
1301 Harbor Bay Parkway
Alameda, California 94502

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ____________, 2009

      BVF Acquisition LLC, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners L.P., BVF Inc., Mark N. Lampert, Oleg Nodelman, Matthew D. Perry and Robert M. Coppedge (collectively, the “BVF Group”) have commenced a process seeking to remove, without cause, all members of your Board of Directors (the “Board”) and to fill the vacancies created by such removals with individuals nominated by the BVF Group. As part of that process, the BVF Group has exercised its right to require the Board to call a special meeting of stockholders to vote on the removal of all six members of the current Board and the election of four nominees of the BVF Group to replace them, among other actions.

      As a result, NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Avigen, Inc., a Delaware corporation, will be held at _________, ________, _____ at _:00 _.m. (local time) on _____, ________, 2009 for the purposes of voting on the proposals set forth below, if presented at the Special Meeting by the BVF Group.

  To remove, without cause, all six of the current directors of Avigen.

  To amend Avigen’s Bylaws (the “Bylaws”) to permit stockholders to elect directors to the Board when the entire Board is vacant.

  To elect as directors the BVF Group’s four nominees.

  To repeal any provision of the Bylaws effected after January 8, 2009, the date immediately prior to the date the BVF Group submitted its special meeting request.

      Stockholders of record as of the close of business on March __, 2009 are entitled to notice of and to attend and to vote at the Special Meeting and any adjournments or postponements thereof. Stockholders or their proxies attending the meeting should be prepared to provide proper identification.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at
_________, ________, _____ at _:00 _.m. (local time) on _____, ________, 2009.

The proxy statement is available at [insert website address].

     Your Board believes that the BVF Group’s proposal to remove, without cause, all six of the current directors of Avigen is not in the best interests of all of Avigen’s stockholders. Avigen’s directors and officers are acting in the best interests of all of the stockholders. We believe that Avigen’s stockholders will be better served by the current Board and management continuing to pursue Avigen’s business plan, which has been thoughtfully developed and refined with the primary objective of enhancing stockholder value.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL TO REMOVE, WITHOUT CAUSE, THE CURRENT DIRECTORS OF AVIGEN, USING THE ENCLOSED WHITE PROXY CARD. If you have previously signed and returned a gold proxy card, you may revoke that proxy by submitting a later-dated proxy by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card. Please act today. Thank you for your support.

By Order of the Board of Directors

Sincerely,

KENNETH G. CHAHINE, J.D., PH.D.
President and Chief Executive Officer

ZOLA HOROVITZ, PH.D.
Chairman of the Board

Alameda, California
March __, 2009

If you have any questions about this proxy or require assistance in voting your shares on the
WHITE proxy card, or need additional copies of Avigen’s proxy materials, please contact:

     Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

AVIGEN, INC.
1301 Harbor Bay Parkway
Alameda, California 94502

PROXY STATEMENT
BY THE BOARD OF DIRECTORS OF AVIGEN, INC.
IN OPPOSITION TO
A PROXY SOLICITATION BY
BVF ACQUISITION LLC, BIOTECHNOLOGY VALUE FUND, L.P., BIOTECHNOLOGY VALUE FUND
II, L.P., BVF INVESTMENTS, L.L.C., INVESTMENT 10, L.L.C., BVF PARTNERS L.P., BVF INC. ,
MARK N. LAMPERT, OLEG NODELMAN, MATTHEW D. PERRY AND ROBERT M. COPPEDGE

      This Proxy Statement is furnished by the Board of Directors (the “Board”) of Avigen, Inc., a Delaware corporation (also referred to as Avigen), to the holders of outstanding shares of Avigen’s common stock, par value $0.001 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of stockholder proxies by BVF Acquisition LLC, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners L.P., BVF Inc., Mark N. Lampert, Oleg Nodelman, Matthew D. Perry and Robert M. Coppedge (collectively, the “BVF Group”) at the Special Meeting of Stockholders (the “Special Meeting”) of Avigen, Inc. to be held at _________, ________, _____ at _:00 _.m. (local time) on _____, ________, 2009.

     The BVF Group has requested that Avigen call and hold a special meeting to vote on the BVF Group’s proposals to:

  remove, without cause, all six of the current directors of Avigen (the “Board Removal Proposal”);

  amend Avigen’s Bylaws (the “Bylaws”) to permit stockholders to elect directors to the Board when the entire Board is vacant (the “Bylaw Amendment Proposal”);

  elect as directors the following BVF Group’s nominees (the “BVF Group Nominees”): Mark N. Lampert, Matthew D. Perry, Oleg Nodelman and Robert M. Coppedge (the “Election Proposal”); and

  repeal any provision of the Bylaws effected after January 8, 2009, the date immediately prior to the date the BVF Group submitted its special meeting request (the “Repeal Bylaws Proposal”).

      The BVF Group has stated in its proxy solicitation statement filed with the Securities and Exchange Commission (the “SEC”) that the BVF Group Nominees, if elected to the Board, intend, among other things, to either (a) cause Avigen to enter into a merger agreement with MediciNova, Inc. (“MediciNova”); or (b) liquidate Avigen and distribute its net assets to the stockholders.

      Your directors were selected through processes designed by the Board to foster good corporate governance and representation of all stockholders. All but one of Avigen’s current directors are “independent” as defined in the Marketplace Rules of the NASDAQ Stock Market, and all of them are experienced as directors and managers of public biopharmaceutical companies.

     For the reasons set forth in this Proxy Statement, your Board unanimously opposes the Board Removal Proposal. Your Board is comprised primarily of independent directors, and it is acting in the best interests of all of Avigen’s stockholders. Your Board believes that it understands and is well positioned to act upon Avigen’s strategic opportunities and to maximize Avigen’s value for the benefit of all stockholders.

     Your Board urges you to vote TODAY by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. You can revoke any proxy previously submitted on the gold proxy card by voting a later-dated WHITE proxy card. Regardless of the number of shares you own, your vote is important. Please act today.

     If your shares are held in “street name,” only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a WHITE proxy card on your behalf today.

      On ___________, 2009, the Board set March __, 2009 as the record date (the “Record Date”) for the determination of Avigen’s stockholders who are entitled to notice of and to attend and vote at the Special Meeting. Avigen will be soliciting proxies from stockholders of record as of the close of business on the Record Date and only holders of record as of the close of business on the Record Date (or persons authorized by them) may execute, withhold or revoke proxies with respect to the Special Meeting.

      This Proxy Statement and the enclosed WHITE proxy card are being mailed to stockholders on or about March __, 2009.

      In accordance with the Bylaws, a list of stockholders of record entitled to vote at the Special Meeting will be available for examination by any stockholder of record for any purpose germane to the Special Meeting, during ordinary business hours, at least 10 days before the Special Meeting, at [___________].

If you have any questions about this proxy or require assistance in voting your shares on the
WHITE proxy card, or need additional copies of Avigen’s proxy materials, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based upon current expectations that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements include, but are not limited to our expectations with regard to our ability to enter into strategic transactions and the benefits that may result from any such transactions; and our expectations regarding our capital requirements, how long our current financial resources will last and our needs for additional financing.

     We have identified the forward-looking statements we make by using such terms as “may,” “might,” “can,” “will,” “should,” “could,” “would,” “expect,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “predict,” “potential,” “if” and similar expressions which imply that the statements relate to future events or expectations. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

     You should read this Proxy Statement and the documents that we incorporate by reference completely and with the understanding that actual future results may be materially different from what we currently expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

PURPOSE OF SOLICITATION

Background

      Although the BVF Group had previously been a significant stockholder of Avigen, the BVF Group’s filings with the SEC show that the BVF Group had sold almost all of its shares of Common Stock prior to October 21, 2008. Specifically, in the two months prior to October 21, the BVF Group sold more than 640,000 shares of Common Stock, at prices ranging from $3.95 to $4.60 per share.

      On October 21, 2008, Avigen announced that the top-line data from its AV650 trial for the treatment of spasticity in patients with multiple sclerosis did not meet its primary endpoint. As a result of this announcement, Avigen’s stock price dropped by more than 80% and, on the same day, the BVF Group purchased more than 8,100,000 shares of Common Stock in the open market at an average price of approximately $0.58 per share.

      Avigen held a conference call announcing the data from the AV650 trial. On the call, Avigen stated that the management and Board were pleased with the trial design and execution, but unfortunately the results were unequivocal. As a result, the AV650 program would be immediately terminated and no additional investment in the program was planned.

      On October 22, 2008, Avigen’s representatives met with the BVF Group’s representatives. At the meeting, the BVF Group’s representatives expressed admiration for the team’s past performance in creating stockholder value. The BVF Group proposed that Avigen, given its expertise and cash balance, look for attractive companies to merge with or acquire. The BVF Group expressed its belief that such a strategy could lead to a significant return on its recent investment.

      Avigen’s Chairman, Dr. Zola Horovitz, invited Mr. Lampert to present his views to the Board at the upcoming Board meeting on October 30, 2008. Mr. Lampert presented at the meeting and again expressed his admiration of the Board and management on taking swift and decisive action to terminate the AV650 program. However, instead of pursuing strategic alternatives, Mr. Lampert recommended to the Board that Avigen immediately liquidate. Following Mr. Lampert’s participation, the Board approved management’s recommendation to significantly reduce head count and to monetize both the AV513 and AV411 assets through either a partnership or sale transaction, and authorized management to initiate a process to identify potential strategic opportunities that could maximize stockholder value and result in returns that exceeded Avigen’s liquidation value.

      On the next day, and without waiting for any response from the Board, the BVF Group filed an amendment to its Schedule 13D expressing the same view Mr. Lampert had expressed at the Board meeting and threatening to bring a proposal for liquidation directly to a vote of the stockholders.

      On November 3, 2008, Avigen announced a significant restructuring aimed at preserving cash and reassessing strategic opportunities, including staff reductions of over 70 percent of Avigen’s total workforce, as approved by the Board on October 30.

      On November 5, 2008, Dr. Chahine met with Dr. Iwaki, MediciNova’s CEO, at the St. Regis Hotel in San Francisco, California. Dr. Iwaki informed Dr. Chahine that MediciNova had recently met with BVF and that they were working together to structure a deal that would return money to the Avigen stockholders.

      Dr. Kenneth Chahine, Avigen’s CEO, continued to have an open dialogue with Mr. Lampert through phone conversations and emails. Dr. Chahine tried to reassure the BVF Group that Avigen was going to conduct an orderly and efficient process and that Avigen was being fiscally prudent. Mr. Lampert expressed his opinion that Avigen should grant the stockholders a “put option” (an option to sell its Common Stock back to Avigen at a set price in the future) to guarantee the minimum “worst case outcome.” Dr. Chahine expressed that such a put option could potentially weaken Avigen’s negotiating position in its efforts to monetize AV411 or a sale of Avigen. Dr. Chahine explained his concerns by using the analogy of someone trying to sell their house for full value when the buyers know the house is scheduled to go into foreclosure at a fraction of the price in the future.

      During the next two weeks Avigen continued discussions with strategic advisors and began negotiating engagement letters with Pacific Growth Equities (“Pacific Growth”) and RBC Capital Markets (“RBC”).

      On December 4, 2008, Dr. Chahine, along with one of the strategic advisors, spoke with Mr. Lampert. Dr. Chahine stated that he had spoken with counsel, strategic advisors, and several Board members regarding the BVF Group’s demand for a put option. Dr. Chahine conveyed that numerous legal and business concerns had been raised and cautioned that a put option might have unintended consequences that would disadvantage all stockholders, including the BVF Group. Nevertheless, Dr. Chahine stated that he remained open-minded and invited Mr. Lampert to provide Avigen’s strategic advisors at Pacific Growth support and rationale for the BVF Group’s proposal for presentation and consideration by the Board at a meeting to be held on December 9.

      On December 8, 2008, Dr. Horovitz received a letter from MediciNova, Inc. (“MediciNova”), proposing an acquisition of Avigen by MediciNova and setting forth very general terms for the proposed acquisition. Dr. Horovitz promptly contacted MediciNova’s Chairman and expressed that Avigen was in the process of retaining strategic advisors to consider proposals such as this early in the new year. This timing was necessary to permit Avigen’s management to focus on the ongoing restructuring efforts and to complete the negotiation of the sale of AV513 to Baxter Healthcare, and to formally retain strategic advisors.

      On December 9, 2008, the Board met. While not formally engaged, strategic advisors from Pacific Growth and RBC gave presentations outlining their expertise and the review process. The Board discussed the MediciNova proposal and Dr. Horovitz stated that he had contacted MediciNova’s Chairman and had proposed a timeline for discussion. The BVF Group did not provide any supporting material to Avigen’s strategic advisors on the mechanism or rationale for a put option.

      On December 11, 2008, the BVF Group published an open letter to the Board. In the letter the BVF Group accused management and the Board of general mismanagement and reiterated the BVF Group’s demand that the Board “guaranty” an outcome for stockholders.

      On December 18, 2008, Avigen announced the sale of its AV513 product candidate for $7,000,000 ($0.23 per share) to Baxter Healthcare.

      On December 22, 2008, Drs. Horovitz and Chahine issued a letter to stockholders underscoring the Board’s and management’s commitment to act in the best interests of Avigen’s stockholders and emphasizing the swift and decisive actions already taken to preserve cash since the AV650 announcement. The letter to stockholders also reminded stockholders of the significant value of Avigen’s remaining assets, and of the Board’s and management’s commitment to pursue possible strategic transactions that would be in the best interests of all of Avigen’s stockholders. The letter concluded with a pledge to stockholders that Avigen would continue to use the same fiscally prudent approach that had allowed it to preserve cash.

      On that same day, Dr. Horovitz received a second (and modified) proposal from MediciNova. In the letter, MediciNova proposed terms substantially similar to those contained in MediciNova’s December 8 letter, modified to reflect the $7,000,000 received from the sale of AV513.

      The Board subsequently reviewed the proposal from MediciNova and concluded that the MediciNova proposal, as revised, should be carefully considered and that due diligence should commence early in the new year following the engagement of strategic advisors. Dr. Horovitz again contacted MediciNova’s Chairman and communicated the Board’s conclusion.

      On December 29, 2008, the BVF Group filed an amended Schedule 13D advocating that Avigen should “consummate the Proposed Merger expeditiously.” It was the Board’s view that the BVF Group’s publicly-stated support for the MediciNova proposal weakened Avigen’s negotiating position, making it more difficult for Avigen to negotiate a better transaction with MediciNova on behalf of all of Avigen’s stockholders.

      On January 9, 2009, the BVF Group delivered a notice to Avigen, demanding that Avigen call a special meeting of stockholders to, among other things, remove the current members of Avigen’s Board, without cause, and for the proposed election of the BVF Group Nominees.

      On January 14, 2009, Avigen announced that it had engaged RBC to oversee the review of merger and acquisition opportunities for Avigen and had engaged Pacific Growth primarily to assist in monetizing Avigen’s AV411 assets.

      On the very next day, the BVF Group publicly announced its intention to make a tender offer to purchase all of the outstanding Common Stock of Avigen. In its offering documents filed subsequently, the BVF Group incorrectly stated that Avigen had rejected the MediciNova proposal and expressed the BVF Group’s view that, if elected to the Board of Avigen, the BVF Group Nominees would pursue the MediciNova proposal.

      On January 19, 2009, Avigen sent a confidentiality agreement to MediciNova’s Chairman of the Board, in order to initiate the due diligence process and negotiations regarding a possible transaction between Avigen and MediciNova. The Board proposed in the confidentiality agreement that both Avigen and MediciNova share information with each other in order to permit the Board and, if a transaction is agreed upon, Avigen stockholders, to understand key aspects of MediciNova’s business, including anticipated expenses, development plans, and commercialization strategy in order to properly evaluate the proposal and determine whether it is appropriate to recommend or, if recommended, approve.

      In the days following, Avigen’s strategic advisors at RBC met with representatives of the BVF Group to engage in further discussions.

      On January 20, 2009, RBC presented various financial analyses and an overview and update of the process of evaluating Avigen’s strategic alternatives to the Board. On that date, Avigen received multiple proposals from companies to engage in strategic transactions that, on their face, appeared competitive with the MediciNova proposal. Avigen contacted these companies and initiated discussions to assess these potential strategic transactions.

      Avigen’s strategic advisors at RBC sent an email to MediciNova’s Chairman on January 22, 2009, stating that efforts to reach MediciNova’s CEO and CFO were unsuccessful and urging him to review and return the confidentiality agreement so that due diligence could commence as soon as possible. The Chairman responded that he would remind the MediciNova management. RBC subsequently received a communication from MediciNova’s CFO promising that they would review the draft and return it with any comments.

      In spite of Avigen’s continuing efforts to assess potential strategic transactions and the Board’s and management’s efforts to engage Mr. Lampert in productive discussions, on January 23, 2009, BVF Acquisition LLC filed a Schedule TO with the SEC, formally initiating a tender offer.

      At Board meetings held on January 26 and 29, 2009, at each of which the Board assessed BVF Acquisition LLC’s tender offer, RBC presented various financial analyses and an overview and update regarding the process of evaluating Avigen’s strategic alternatives.

      One week after MediciNova’s prior communication, on January 29, 2009, strategic advisors at RBC once again contacted MediciNova’s Chairman reiterating that efforts to reach MediciNova’s CEO and CFO were unsuccessful and urging him to review and return the confidentiality agreement so that diligence could commence as soon as possible. The Chairman responded that he would remind the management again.

      On January 30, 2009, RBC received a revised version of the confidentiality agreement from MediciNova with suggested changes. The draft was reviewed by Avigen’s counsel and on February 3, 2009, promptly returned to MediciNova. RBC proposed that MediciNova’s counsel call Avigen’s counsel to expedite the process and resolve any issues so that the due diligence process could be initiated as soon as possible.

      On February 9, 2009, MediciNova sent Avigen a letter reaffirming their offer and accusing Avigen of stalling negotiations.

      On February 10, 2009, MediciNova and Avigen discussed the proposed confidentiality agreement. MediciNova again refused to sign the agreement with a standstill provision similar to what was signed by other potential strategic parties. Ultimately, MediciNova and Avigen agreed that they would proceed with high level due diligence without entering into a confidentiality agreement, and if discussions adequately progressed they would negotiate a confidentiality agreement at a later date.

      On February 11, 2009, senior management of Avigen hosted a conference call relating to its fiscal year ended December 31, 2008. Senior management also updated stockholders on Avigen’s strategic process and responded to questions and answers.

      On February 13, 2009, Dr. Horovitz spoke with Mr. Lampert and attempted to reassure him that Avigen was preserving its assets and that the competitive process to identify potential strategic opportunities was proceeding well. Mr. Horovitz indicated to Mr. Lampert that once the process was complete Avigen would communicate its findings to stockholders and that the Board did not believe that it would be prudent to make public commitments until that time.

      On February 20, 2009, Mr. Lampert sent a letter to the Board, again demanding “downside protection” for all stockholders.

       On February 21, 2009, Dr. Chahine was informed by multiple parties that Mr. Nodelman, a BVF Nominee, had learned of confidential early negotiations Avigen had with a company, and that during the previous week, Mr. Nodelman contacted one or more of the members of the board of that company to warn that BVF would withhold its support for any potential strategic transaction between Avigen and that company.

      On February 23, 2009, the Board sent BVF a letter offering to discuss their differences with a view to arriving at a mutually beneficial outcome for all stockholders. Later that day, Drs. Horovitz and Chahine met with representatives of BVF to discuss whether there was a solution to avoid a proxy contest.

      On February 24, 2009, MediciNova and Avigen reached a tentative agreement that they would sign a mutual confidentiality agreement with no standstill, with the understanding that only information that the companies were comfortable disclosing without a standstill would be exchanged.

      On February 27, 2009, the Board reiterated to BVF its earlier offer to compromise and conveyed its desire to come to a mutually beneficial outcome for all stockholders and cease the proxy fight. Although no agreement was reached, the Board also reiterated its offer to continue to work collaboratively and professionally with BVF.

**********

      As set forth in its preliminary proxy solicitation materials filed with the SEC, the BVF Group is asking you to approve the following proposals, if presented by the BVF Group at the Special Meeting:

Board Removal Proposal . To remove, without cause, all six of the existing directors serving on the Board.

Bylaw Amendment Proposal. To amend Avigen’s Bylaws to permit stockholders to elect directors to the Board in cases when the entire Board is vacant.

Election Proposal. To elect the BVF Group Nominees to the Board. Please see the BVF Group’s preliminary proxy solicitation materials filed with the SEC for a description of the BVF Group Nominees.

Repeal Bylaws Proposal. To repeal any provision of the Bylaws effected after January 8, 2009, the date immediately prior to the date the BVF Group submitted its special meeting request.

Purpose of the Board’s Solicitation

      The primary purpose of your Board’s proxy solicitation is to seek your vote AGAINST the Board Removal Proposal. By voting AGAINST the Board Removal Proposal, whether by telephone or through the Internet, or by returning to us the WHITE proxy card indicating your vote AGAINST the Board Removal Proposal, you will be voting to retain your current Board of Directors of Avigen.

     Avigen’s Board recommends that you to vote AGAINST the Board Removal Proposal for, among other things, the following reasons:

  Avigen’s current Board members have extensive experience with Avigen’s AV411 program and assets. The Board members, other than Dr. Prendergast, who is also a member of the MediciNova board of directors, have been intricately involved in all aspects of the AV411 program. We believe that this, along with their extensive scientific and/or business development experience in the field, places the Board in the best position to assess and maximize the value of AV411 and the other Avigen assets.

  Avigen’s current Board members have extensive experience as directors of public companies. In contrast, based on the descriptions of the BVF Group Nominees contained in the BVF Group’s preliminary proxy solicitation materials filed with the SEC, the BVF Group Nominees have little experience as directors of public companies.

  Avigen’s current Board members are implementing a thoughtful plan for your company, and have engaged in an orderly and competitive process with strategic advisors to enhance stockholder value.

  In contrast, BVF has stated that they believe the proposed transaction with MediciNova is in “the best interest of all stockholders” and have shown no indication of intending to negotiate a better transaction. Further, by having made this announcement, BVF has weakened Avigen’s negotiating position with MediciNova, especially if the BVF Group Nominees are elected, as MediciNova may believe that BVF will support a transaction with MediciNova on the terms proposed by MediciNova, and BVF has not espoused an interest in engaging in a competitive process. This may make it difficult to negotiate a transaction with MediciNova with terms better than those proposed by MediciNova. Our stockholders should seriously consider whether they want the BVF Group Nominees handling the negotiations regarding the fate of Avigen, given what appears to us to be a lack of judgment by BVF in maximizing stockholder value.

  Avigen’s current directors collectively have held or currently hold senior management positions in well-known and well-respected pharmaceutical companies including Bristol-Myers Squibb, Chiron BioPharmaceuticals, APT Pharmaceuticals, Inc., GlaxoSmithKline, Johnson & Johnson, Genentech, Inc., MediQuest Therapeutics, Inc., ZymoGenetics, Inc. and Novo-NordiskA/S, which give them experience to assess the strategic opportunities available to Avigen.

      With respect to the Bylaw Amendment Proposal and the Repeal Bylaws Proposal, we are soliciting your proxy but are not taking any position on these proposals. The enclosed WHITE proxy card will enable you to vote FOR or AGAINST each of these proposals, or to ABSTAIN with respect to one or more of these proposals. We are not soliciting your proxy with respect to the Election Proposal because it is only relevant if the Board Removal Proposal passes, in which case the BVF Group Nominees will be elected regardless of how you vote. This is because the BVF Group Nominees are the only nominees for the open board positions, and will be elected by BVF. If you return the WHITE proxy card and do not attend the Special Meeting in person you will not have the right to vote with respect to the Election Proposal.

**********

     In its proxy solicitation materials, the BVF Group has stated that, if it is successful in obtaining control of the Board, its nominees intend to:

  Remove any obstacles to consummating the proposed merger with MediciNova;

  Exempt any prospective merger partners from the application of Section 203 of the Delaware General Corporation Law, which prohibits a corporation from engaging in any business combination with any interested stockholder for a period of three years after such stockholder became an interested stockholder, thus removing an important conflict of interest protection for Avigen’s stockholders; and

  Redeem the rights outstanding under Avigen’s Rights Agreement, which was implemented specifically to protect Avigen and its stockholders against the predatory attacks of hostile third parties.

QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

Q: Who is making this solicitation?

A: Your Board of Directors.

Q: What are you asking me to do?

A: We are asking you to vote as follows with respect to the proposals described in the BVF Group’s proxy solicitation statement and, by doing so, preserve your current Board of Directors, which will continue to act in your best interests.

  Board Removal Proposal: With respect to the BVF Group’s proposal to remove, without cause, all six of the current directors of Avigen, we are asking you to vote AGAINST such proposal.

  Bylaw Amendment Proposal: With respect to the BVF Group’s proposal to amend Avigen’s Bylaws to permit stockholders to elect directors when the entire Board is vacant, we are not taking any position on this proposal.

  Repeal Bylaws Proposal: With respect to the BVF Group’s proposal to repeal any provision of the Bylaws effected after January 8, 2009, we are not taking any position on this proposal, because no amendments to the Bylaws have been enacted since that date.

  Election Proposal. With respect to the Election Proposal (pursuant to which the BVF Group Nominees would be elected to the Board in the event that the current directors of Avigen were removed without cause), we are not taking any position on this proposal. The Election Proposal is only relevant if the Board Removal Proposal passes, in which case the BVF Group Nominees will be elected regardless of how you vote. This is because the BVF Group Nominees are the only nominees for the open board positions, and will be elected by BVF. As a result, we are not soliciting your proxy with respect to the Election Proposal, and if you return the WHITE proxy card and do not attend the Special Meeting in person you will not have the right to vote with respect to the Election Proposal.

Q: If I have already delivered a gold proxy to the BVF Group voting for the Board Removal Proposal, is it too late for me to change my vote?

A: No. Until the vote is taken at the Special Meeting, any proxy you may have delivered may be revoked. You have the right to revoke your gold proxy by voting AGAINST the Board Removal Proposal by telephone, by Internet or by signing, dating and returning the WHITE proxy card. Even if you have delivered a gold proxy card but do not revoke your proxy prior to the deadline, you may still attend the Special Meeting and vote your shares in opposition to the Board Removal Proposal.

Q: What is the effect of submitting my proxy using the WHITE proxy card?

A: The delivery of the WHITE proxy card will have the effect of revoking any earlier dated proxy that you may have delivered to the BVF Group. By marking the “AGAINST” boxes on the enclosed WHITE proxy card and signing, dating and mailing the card in the postage-paid envelope provided, you will be voting against the BVF Group’s proposals. You can also vote against the BVF proposals by telephone or through the Internet.

Q: What should I do to vote my shares?

A: If you are a stockholder of record, you may vote your shares in person at the Special Meeting, vote by proxy using the enclosed WHITE proxy card, vote by proxy by telephone or vote by proxy through the Internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person even if you have already voted by proxy.

  To vote in person, come to the Special Meeting and vote using the ballot provided at the Special Meeting.

  To vote by telephone, or by Internet, please use the easy-to-follow instructions on your WHITE proxy card. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

  To vote using the enclosed WHITE proxy card, simply mark the enclosed WHITE proxy card. Then, sign, date and return the enclosed WHITE proxy card today in the envelope provided. It is important that you date the WHITE proxy card when you sign it. If you return your signed WHITE proxy card to us before the Special Meeting, we will vote your shares as you direct. If you do not specify how you wish to vote on any of the proposals, your shares will be voted “AGAINST” the Board Removal Proposal, and “ABSTAIN” with respect to the Bylaw Amendment Proposal and the Repeal Bylaws Proposal. Your shares will not be voted with respect to the Election Proposal. The Board recommends that you vote “AGAINST” the Board Removal Proposal, and makes no recommendation as to the Bylaw Amendment Proposal, the Repeal Bylaws Proposal or the Election Proposal.

     Beneficial Owner: Shares Registered in the Name of Broker or Bank

     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization. Simply sign, date and return the WHITE proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Q: How many votes do I have?

A: On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.

Q: What if I return a proxy card or otherwise vote but do not make specific choices?

A: If you return a signed WHITE proxy card or otherwise vote by returning a WHITE proxy card without marking voting selections, your shares will be voted “AGAINST” the Board Removal Proposal, and “ABSTAIN” with respect to the Bylaw Amendment Proposal and the Repeal Bylaws Proposal. Your shares will not be voted with respect to the Election Proposal. Under Avigen’s Bylaws, only the matters described in the Notice of Special Meeting may properly be brought before the Special Meeting for a vote. If, despite these provisions, any other matter is properly presented at the Special Meeting, your proxyholders will vote your shares using their best judgment.

Q: What does Avigen’s Board of Directors recommend?

A: Your Board of Directors strongly believes that the solicitation of the removal of the entire Board being undertaken by the BVF Group is not in the best interests of all of Avigen’s stockholders. As a result, your Board of Directors unanimously opposes the Board Removal Proposal, and urges stockholders to reject this proposal. Your Board of Directors takes no position on the proposal by the BVF Group to permit stockholders to elect directors to the Board in cases when the entire Board is vacant, and takes no position on the proposal by the BVF Group to repeal any provision of the Bylaws effected after January 8, 2009. Your Board of Directors also takes no position on the Election Proposal and will not exercise your proxy with respect to the proposed election of the BVF Group Nominees as directors.

Q: If the BVF Group’s proposals are approved, will it result in payments under the “Management Transition Plan?”

A: If the BVF Group’s solicitation is successful and all of Avigen’s current executive officers were terminated, the severance provisions of the Management Transition Plan would require payment to Avigen’s current executive officers, collectively, of approximately $2.2 million in severance payments and $125,000 in medical benefits continuation.

Q: What if any matter beyond those in the BVF Group’s proxy is properly brought before the Special Meeting?

A: The Board knows of no other matters that will be presented for consideration at the Special Meeting. Under Avigen’s Bylaws, only the matters described in the Notice of Special Meeting may properly be brought before the Special Meeting for a vote. If, despite these provisions, any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Q: Who is entitled to vote at the Special Meeting?

A: Only the stockholders of record of Avigen’s Common Stock as of the close of business on the Record Date are entitled to notice of and to attend and to vote at the Special Meeting. The Board has set March __, 2009 as the Record Date for the determination of stockholders who are entitled to notice of and to attend and to vote at the Special Meeting. Avigen will be soliciting proxies from stockholders of record as of the close of business on the Record Date and only such stockholders may execute, withhold or revoke proxies with respect to the matters to be voted upon at the Special Meeting. As of the close of business on the Record Date, there were ______________ shares of Common Stock outstanding and entitled to vote.

Q: Who is paying for this proxy solicitation?

A: Avigen will pay for the entire cost of this proxy solicitation. In addition to these proxy materials, our directors and employees and Innisfree M&A Incorporated (“Innisfree”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Innisfree will be paid its customary fee in an amount not to exceed $75,000 plus out-of-pocket expenses if it solicits proxies. Avigen has also retained The Abernathy Group (“Abernathy”) as its investor and media relations adviser in connection with the proxy solicitation, and Abernathy will be paid its customary fee in an amount not to exceed $75,000, plus out-of-pocket expenses in connection with its services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q: Whom should I call if I have questions about the solicitation?

A: Stockholders should call Innisfree M&A Incorporated, toll free at (888) 750-5834. Banks and brokers may call Innisfree M&A Incorporated collect at (212) 750-5833.

Q: When are stockholder proposals due for the 2009 annual meeting?

A: To be considered for inclusion in the proxy materials for Avigen’s 2009 Annual Meeting of Stockholders, your proposal must have been submitted in writing by December 23, 2008, to Avigen’s Secretary at 1301 Harbor Bay Parkway, Alameda California 94502. However, if Avigen’s 2009 Annual Meeting of Stockholders is held before April 19, 2009 or after June 18, 2009, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to bring a proposal before the stockholders at the 2009 Annual Meeting that is not included in the 2009 proxy materials, you must notify Avigen’s Secretary, in writing, not later than the close of business on March 20, 2009 nor earlier than the close of business on February 18, 2009. However, if Avigen’s 2009 Annual Meeting of Stockholders is held before April 19, 2009 or after June 18, 2009, you must notify Avigen’s Secretary, in writing, not earlier than 90 days and not later than the later of 60 days prior to Avigen’s 2009 Annual Meeting of Stockholders or, if we make a public announcement of the date of Avigen’s 2009 Annual Meeting of Stockholders fewer than 70 days prior to the date of Avigen’s 2009 Annual Meeting of Stockholders, the close of business on the 10th day following the day on which we make such public announcement. We also advise you to review Avigen’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you do not comply with these requirements, you will not be able to make a stockholder proposal or director nomination at Avigen’s 2009 Annual Meeting of Stockholders.

Q: How are votes counted?

A: Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, and, with respect to the proposed election of the BVF Group Nominees as directors, “FOR” and “WITHHOLD” votes, and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the effects described below under “How many votes are need to approve each proposal?” Broker non-votes will have the effect of a vote AGAINST each of the proposals on the WHITE proxy card.

Q: What are “broker non-votes”?

A: Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. None of the items on the agenda at the Special Meeting are considered “routine” under the rules and interpretations of the New York Stock Exchange.

How many votes are needed to approve each proposal?

  To be approved, the Board Removal Proposal must receive “FOR” votes from the holders of at least two-thirds of all of Avigen’s outstanding shares entitled to vote either in person or by proxy at the Special Meeting. If you do not vote or “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have the same effect as “AGAINST” votes.

  To be approved, the Bylaw Amendment Proposal must receive “FOR” votes from the holders of at least two-thirds of all of Avigen’s outstanding shares entitled to vote either in person or by proxy at the Special Meeting. If you do not vote or “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have the same effect as “AGAINST” votes.

  To be approved, the Repeal Bylaws Proposal must receive “FOR” votes from the holders of at least two-thirds of all of Avigen’s outstanding shares entitled to vote either in person or by proxy at the Special Meeting. If you do not vote or “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have the same effect as “AGAINST” votes.

  With respect to the Election Proposal, the four nominees receiving the most “FOR” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only “FOR” votes will affect the outcome. (Of course, the Election Proposal is subject to the effectiveness of the Board Removal Proposal - if the Board Removal Proposal is not approved, none of the BVF Group Nominees will be elected to the Board, notwithstanding the number of votes that any of them may receive in connection with the Election Proposal.)

Q: What is the quorum requirement?

A: A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of all of Avigen’s outstanding shares entitled to vote are present at the Special Meeting in person or represented by proxy. As of the close of business on the Record Date, there were ______________ shares outstanding and entitled to vote. Thus, the holders of ______________ shares must be present in person or represented by proxy at the Special Meeting to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Special Meeting or a vote of the holders of a majority of the shares present at the Special Meeting in person or represented by proxy may adjourn the Special Meeting to another date, but no other business may be transacted at the Special Meeting.

Q: How can I find out the results of the voting at the Special Meeting?

A: Avigen will retain an independent inspector of election in connection with the Special Meeting. Avigen intends to notify stockholders of the final voting results as soon as they are available from the inspector by issuing a press release and will also file the results with the SEC as an exhibit to a Current Report on Form 8-K.

THE PROXY PROCEDURE

Voting Securities and Record Date

      In accordance with Delaware law and Avigen’s organizational documents, the Board has set March __, 2009 as the Record Date for the determination of stockholders who are entitled to notice of and to attend and to vote at the Special Meeting. As of the close of business on the Record Date, there were ______________ shares of Avigen’s Common Stock outstanding, each entitled to one vote per share.

     Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke proxies in connection with the BVF Group’s proposals. Persons beneficially owning shares of Avigen’s Common Stock (but who are not stockholders of record), such as persons whose ownership of Avigen’s Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution to instruct such person to execute the WHITE proxy card on their behalf. You may execute, withhold or revoke proxies at any time before or after the Record Date, provided that any such proxy or revocation will be valid only if you were a stockholder of record of Avigen as of the close of business on the Record Date and the proxy or revocation was otherwise valid.

Effect of WHITE Proxy Card

     A stockholder may vote “FOR” or “AGAINST,” or may “ABSTAIN” with respect to, the Board Removal Proposal, the Bylaw Amendment Proposal and the Repeal Bylaws Proposal by signing, dating and returning to Avigen a WHITE proxy card. A gold proxy card may be revoked by delivery of your WHITE proxy card, bearing a later date than the date on the gold proxy card, in the envelope provided.

     By signing and delivering the WHITE proxy card, with a later date than the date on the gold proxy card, you will be deemed to have revoked any proxy delivered to the BVF Group. If you return a signed and dated WHITE proxy card or otherwise vote by returning a WHITE proxy card without marking voting selections, your shares will be voted “AGAINST” the Board Removal Proposal, and “ABSTAIN” with respect to the Bylaw Amendment Proposal and the Repeal Bylaws Proposal. Your shares will not be voted with respect to the Election Proposal. Under Avigen’s Bylaws, only the matters described in the Notice of Special Meeting may properly be brought before the Special Meeting for a vote. If, despite these provisions, any other matter is properly presented at the Special Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using her or his best judgment.

     Avigen has retained Innisfree to assist in communicating with stockholders in connection with the BVF Group’s proxy solicitation and to assist in our efforts to obtain proxies. If you have any questions about how to complete or submit your WHITE proxy card or any other questions, Innisfree will be pleased to assist you. Stockholders may call toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

     If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke proxy for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the WHITE proxy card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed WHITE proxy card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Avigen, c/o Corporate Secretary, at the address or facsimile number set forth above so that we will be aware of your instructions and can attempt to ensure your instructions are followed.

     YOU HAVE THE RIGHT TO REVOKE ANY PROXY YOU MAY HAVE PREVIOUSLY GIVEN TO THE BVF GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE WHITE PROXY CARD ACCOMPANYING THIS PROXY STATEMENT, OR VOTE BY PHONE OR OVER THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE PROXY CARD WITH RESPECT TO THE BVF GROUP’S PROPOSALS, THE PROXY CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION WITH RESPECT TO ALL SUCH PROPOSALS AS DESCRIBED HEREIN.

     You should carefully review this Proxy Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any GOLD proxy cards. Instead, reject the solicitation efforts of the BVF Group by promptly completing, signing, dating and returning the enclosed WHITE proxy card in the envelope provided or voting by phone or over the Internet as described on the enclosed proxy card. Please be aware that if you sign a gold card but do not check any of the boxes on the card, you will be deemed to have voted in favor of all of the BVF Group’s proposals.

Results of Special Meeting

     Avigen will retain an independent inspector of elections in connection with the Special Meeting. Avigen intends to notify stockholders of the voting results by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF PROXIES

Cost and Method

     The cost of this proxy solicitation will be borne by Avigen. In addition to solicitation by mail, directors, officers and other employees of Avigen may, without additional compensation, solicit proxies by mail, in person or by telephone or other forms of telecommunication.

      We have retained Innisfree M&A Incorporated as proxy solicitor. Innisfree will also assist in Avigen’s communications with its stockholders with respect to the proxy solicitation and such other advisory services as may be requested from time to time by us. Innisfree has advised us that approximately 50 of its employees will be involved in the solicitation of proxies by Innisfree on our behalf. We have agreed to pay Innisfree compensation for its proxy solicitation services in the amount of up to $75,000 and reimbursement of out of-pocket expenses in connection with its services. We have also agreed to indemnify Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

      We have retained The Abernathy Group (“Abernathy”) as investor and media relations adviser in connection with the proxy solicitation. Abernathy has advised us that approximately three of its employees will be involved in connection with the proxy solicitation. We have agreed to pay Abernathy compensation for its services in the amount of up to $75,000 and reimbursement of out-of-pocket expenses in connection with its services. We have also agreed to indemnify Abernathy and certain related persons against certain liabilities arising out of or in connection with the engagement.

      We will also reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Avigen’s Common Stock. We estimate that the total expenditures relating to our proxy solicitation (other than salaries and wages of officers and employees, but including the cost of mailing, related legal and advisory fees and any litigation related to the solicitation) will be approximately $600,000, plus reasonable out-of-pocket expenses, of which approximately $350,000 has been incurred as of the date hereof.

Participants in Avigen’s Solicitation

     Under applicable SEC regulations, the directors and certain executive officers of Avigen are deemed to be “participants” in Avigen’s solicitation of proxies. Please refer to the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Information Regarding Participants in this Proxy Solicitation” for information about our directors and officers who might be deemed to be participants in the solicitation.

     Except as set forth above, neither Avigen nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of Avigen concerning the proxy solicitation.

APPRAISAL RIGHTS

     Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with this solicitation of proxies.

CURRENT DIRECTORS OF AVIGEN, INC.

      Avigen’s Board is divided into three classes. Each class generally consists, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board, including a vacancy created by an increase in the number of directors, may be filled only by persons elected by a majority of the remaining directors, unless the Board determines by resolution that the vacancies shall be filled by stockholders. A director elected to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

     It is Avigen’s policy to encourage directors and nominees for director to attend the annual meeting. All of Avigen’s directors then in office attended the 2008 Annual Meeting of Stockholders.

     The names of the current members of the Board, and certain information about them are set forth below:

Class I Director – Continuing in Office Until the 2011 Annual Meeting of Stockholders

Zola Horovitz, Ph.D.

     Zola Horovitz, Ph.D., 74, has served as a director of Avigen since November 1994. In December 2005, Dr. Horovitz was appointed Interim Chairman of the Board of Directors of Avigen and Chairman of the Board of Directors on February 23, 2006. Dr. Horovitz has been an independent consultant to pharmaceutical and biotechnology companies since May 1994. From 1991 to May 1994, Dr. Horovitz served as Vice President, Business Development and Planning and from 1990 to 1991 as Vice President, Licensing at Bristol-Myers Squibb Company, a pharmaceutical and healthcare products company. Prior to this, Dr. Horovitz served from 1959 through 1989 in various positions at the Squibb Institute for Medical Research, including Vice President, Research, Planning & Scientific Liaison, Vice President, Drug Development, and Vice President, Biological and Pharmaceutical R&D. Dr. Horovitz currently serves on the board of directors of BioCryst Pharmaceuticals, Inc., Genvec, Inc., Genaera Corporation, Palatin Technologies, Inc., DOV Pharmaceutical Inc., NitroMed, Inc., and Immunicon Corporation, all of which are biotechnology companies. From 1975 through 1993 Dr. Horovitz served on the Scientific Advisory Council at Princeton University and from 1976 through 1989 he served on the Advisory Board of Rutgers University College of Pharmacy. Dr. Horovitz received a Ph.D. and an M.S. in Pharmacology and a B.S. in Pharmacy from the University of Pittsburgh.

Class II Directors – Continuing in Office Until the 2009 Annual Meeting of Stockholders

John K. A. Prendergast, Ph.D.

     John K. A. Prendergast, Ph.D., 55, has served as a director of Avigen since December 1992. Since September 2004, Dr. Prendergast has served as our Lead Independent Director. Since 1993, he has served as President of SummerCloud Bay Inc., a consulting firm providing services to the biotechnology industry. Dr. Prendergast is currently chairman of the board of directors of Palatin Technologies, Inc. and AVAX Technologies, Inc., both of which are biopharmaceutical companies. Dr. Prendergast also serves as a director of MediciNova, Inc., a biopharmaceutical company, and is currently serving as the executive chairman of the board of directors of Antyra, Inc., a privately held biopharmaceutical company. Dr. Prendergast received M.Sc. and Ph.D. degrees from the University of New South Wales, Sydney, Australia and a C.S.S. in Administration and Management from Harvard University.

Richard J. Wallace, B.Com.(Hons)

     Richard J. Wallace, 57, has served as a director of Avigen since March 2006. From 2004 to January 2008, Mr. Wallace served as Senior Vice President of Global Commercial Strategy at GlaxoSmithKline (GSK) and a member of GSK’s Research and Development Executive, Commercial Operations Committee and Product Management Board. Since joining GSK in 1992, Mr. Wallace performed a number of roles including Vice President Commercial (Canadian Pharmaceuticals), Vice President US Business Development, and Vice President Sales & Marketing (US Oncology and HIV). Mr. Wallace’s experience prior to joining GSK included eight years with Bristol Myers Squibb and seven years at Johnson & Johnson (in assignments spanning marketing, sales, manufacturing and general management). Mr. Wallace currently serves on the board of directors of ImmunoGen Inc., Clinical Data Inc., and Bridgehead International Ltd. Mr. Wallace received B.Commerce and B.Com. Honors degrees from Rhodes University, South Africa.

Class III Directors – Continuing in Office Until the 2010 Annual Meeting of Stockholders

Kenneth G. Chahine, J.D., Ph.D.

     Kenneth G. Chahine, J.D., Ph.D., 43, was appointed President, Chief Executive Officer and director of Avigen in March 2004. Dr. Chahine had previously served as Avigen’s Chief Operating Officer since July 2002 and as Vice President, Business Development and Intellectual Property since 1998. Prior to joining Avigen, Dr. Chahine worked at the patent law firm of Madson & Metcalf, P.C. in Salt Lake City, Utah from 1994 to 1998. From 1992 to 1993, he worked as a research scientist at Parke-Davis Pharmaceuticals, a pharmaceutical company, and held another research scientist post at the University of Utah Department of Human Genetics from 1994 to 1996. Dr. Chahine served as western regional news and legal correspondent for Nature Biotechnology from 1996 to 2002. Dr. Chahine serves on the board of directors of the Lassonde New Venture Development Center at the University of Utah School of Business and is an Adjunct Professor at the University of Utah College of Law. Dr. Chahine holds a J.D. from the University of Utah and a Ph.D. in biochemistry and molecular biology from the University of Michigan.

Stephen Dilly, M.B.B.S., Ph.D.

     Stephen Dilly, M.B.B.S., Ph.D., 49, was appointed a director of Avigen in February 2007. Dr. Dilly is currently Chief Executive Officer of APT Pharmaceuticals, Inc. From October 2003 to April 2006 he was Senior Vice President, Chief Medical Officer and Worldwide Head of Development of Chiron BioPharmaceuticals. From September 1998 to September 2003 he held positions as Vice President of Development Sciences and Vice President of Medical Affairs at Genentech, Inc. Dr. Dilly graduated as a physician from the University of London in 1982 and received his Ph.D. in Cardiac Physiology from University of London in 1988. He began his industry career with Pfizer Central Research in the United Kingdom in 1986 and since then has held positions of increasing responsibility with Beecham, SmithKline Beecham, Genentech, Inc. and Chiron.

Jan K. Öhrström, M.D.

     Jan K. Öhrström, M.D., 51, was appointed a director of Avigen in February 2007. Dr. Öhrström is currently Chief Operating Officer and President of ProFibrix, Inc., a biotech company that develops protein drugs within hemostasis and regenerative medicine. From 2007 to 2008, he was Executive Vice President of MediQuest Therapeutics, Inc., a specialty pharmaceutical company. From 2000 to July 2007, Dr. Öhrström held various positions at ZymoGenetics, Inc., a biotech company, including Senior Vice President, Business Development from 2006 to 2007 and prior to that, Senior Vice President of Development and Chief Medical Officer. From 1990 to 1999, Dr. Öhrström held various positions at Novo Nordisk A/S, based in Denmark, including Director, Worldwide Development Portfolio, Director, Strategic Marketing, and Project Director and at Novo Nordisk Pharmaceuticals, Inc., based in Princeton, New Jersey, the position of Medical Director. Dr. Öhrström received an M.D. from the University of Copenhagen.

     The complete mailing address of each of Avigen’s directors is c/o Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, California 94502.

     Each director holds office until the end of his or her term in office or until his or her successor has been elected and qualified or until his earlier death, resignation or removal from office. Officers are appointed by and serve at the discretion of the Board.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

     Our Audit Committee has authority to review and approve all related-person transactions as set forth in the Audit Committee Charter. Avigen has a simple organizational structure in which potential transactions with related person are generally easily recognizable by the members of our Board and management in the ordinary course of business. In addition, each member of our Board and management is aware that all related-person transactions must be approved by our Audit Committee. As such, we rely on each member of our Board and management to report any potential related-person transactions to our General Counsel, who then would bring the potential related-person transaction to the Audit Committee for approval. In addition, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related-person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Corporate Governance and Nominating Committee determines, on an annual basis, which members of our Board are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Our Corporate Governance and Nominating Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In cases where the Corporate Governance and Nominating Committee determines it is likely a particular board member or board members will have a conflict of interest concerning an aspect of our business, it may recommend the establishment of a Special Committee of the Board comprised solely of non-conflicted Directors to act with respect to such business. Such a Special Committee was formed with respect to our AV411 program. Finally, our Code of Business Conduct and Ethics establishes the standards of behavior for all employees, officers, and directors.

      One member of our Board, Dr. Prendergast, is currently serving as a member of the board of directors of MediciNova, which is developing products that compete with our AV411 program. In addition, as discussed above, Avigen is currently in discussions with MediciNova regarding a potential strategic transaction. Dr. Prendergast does not participate in Board discussions or decisions relating to our AV411 program and has also recused himself from Board discussions and decisions relating to the potential strategic transaction with MediciNova. Dr. Prendergast is compensated for his service as a member of the Board in accordance with Avigen’s standard policies, and will not receive any additional compensation in connection with the development or disposition of our AV411 assets or based on the outcome of any discussions or negotiations with MediciNova.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

      As required under the Nasdaq Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with Avigen’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

     Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Avigen, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that all of Avigen’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Chahine, Avigen’s President and Chief Executive Officer. In making this determination, the Board of Directors found that none of the directors or nominees for director, other than Dr. Chahine, have a material or other disqualifying relationship with Avigen.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met ten times during the last fiscal year. All directors except Dr. Iwaki attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member.

     Avigen’s independent directors met five times in executive sessions at which only independent directors were present. The Chairman of the Board of Directors, or in his absence, the Lead Independent Director, presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The following table provides membership information for fiscal year 2008 for each of the Board committees since January 1, 2008:

Corporate
Governance
			Compensation	and
Name	Audit		(1)(2)	Nominating
Zola Horovitz, Ph.D. – Chairman	X			X
John Prendergast, Ph.D. – Lead Independent Director	X	*	X *	X *
Richard Wallace, B.Com. (Hons)			X	X
Jan Öhrström, M.D.	X			X
Stephen Dilly, M.B.B.S., Ph.D.			X	X
____________________

*	Committee Chairperson

(1)	Effective May 19, 2008, Dr. Yuichi Iwaki, a former member of the Board of Directors, ceased to be a member of the Compensation Committee.

(2)	Effective February 6, 2009, Dr. Dilly joined the Compensation Committee.

     For fiscal year 2008, the Audit Committee met eight times, the Compensation Committee met six times and the Corporate Governance and Nominating Committee met five times.

     Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Avigen.

Audit Committee

     The Audit Committee of the Board of Directors oversees Avigen’s corporate accounting and financial reporting process and has the direct responsibility for the appointment, compensation, retention and oversight of the work of Avigen’s independent registered public accounting firm, which reports directly and is accountable to the Audit Committee. For this purpose, the Audit Committee performs several functions. The Audit Committee met eight times during the fiscal year. The Audit Committee: has the sole authority to select, evaluate, replace and determine the compensation for Avigen’s independent registered public accounting firm; evaluates the independent registered public accounting firm’s performance and assesses its qualifications; has the sole authority to approve audit and permissible non-audit services to be performed by Avigen’s independent registered public accounting firm; oversees the independence of Avigen’s independent registered public accounting firm and is responsible for receiving written statements from Avigen’s independent registered public accounting firm delineating all relationships between Avigen’s independent registered public accounting firm and Avigen consistent with Independence Standards Board Standard No. 1; establishes and maintains procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Avigen regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews with Avigen’s independent registered public accounting firm the adequacy and effectiveness of Avigen’s internal control over financial reporting; meets to review Avigen’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing Avigen’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and has the specific responsibilities and authority necessary to comply with the Nasdaq listing standards applicable to audit committees. The Audit Committee is governed by a written Audit Committee Charter. A current copy is available on our website at www.avigen.com.

     The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that all members of Avigen’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Pursuant to applicable SEC rules, Avigen is required to disclose whether it has an “audit committee financial expert” serving on its Audit Committee. Although each member of the Audit Committee has been selected by the Board of Directors based on the Board of Directors’ determination that they are fully qualified to monitor the performance of management, the public disclosures by Avigen of its financial condition and results of operations, Avigen’s internal control over financing reporting and the performance of Avigen’s independent registered public accounting firm, as well as to analyze and evaluate Avigen’s financial statements, the Board of Directors has determined that none of the members of the Audit Committee meet all of the criteria set forth in such rules qualifying them as an “audit committee financial expert.” The Board of Directors has determined that it is not inappropriate for the Audit Committee not to have an “audit committee financial expert” because Avigen’s financial statements are not overly complex, given the current stage of Avigen’s development, and the fact that Avigen does not currently have any regular revenue from operations, such that, in the judgment of the Board of Directors, the financial sophistication of the current members of the Audit Committee, as proven by their service on the Audit Committee over the years as well as in their occupations outside of Avigen, is sufficient for the Audit Committee to ensure the integrity of Avigen’s financial statements and to fully and completely fulfill its role under its charter. In addition, the Audit Committee has the ability on its own to retain and determine the compensation for, at Avigen’s expense, special legal, accounting or other advisors or consultants whenever it deems necessary or appropriate.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

     The Audit Committee of the Board of Directors for the fiscal year ended December 31, 2008 consisted of Drs. Horovitz, Öhrström and Prendergast. All members of Avigen’s Audit Committee are independent (as independence is defined in Rules 4200(a)(15) and 4350(d)(2) of the Nasdaq listing standards). The Audit Committee is governed by a written Audit Committee Charter adopted by the Board of Directors.

     The Audit Committee oversees Avigen’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Avigen’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee is responsible for reviewing, approving and managing the engagement of Avigen’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with Avigen’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States, its judgments as to the quality, not just the acceptability, of Avigen’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with those charged with Governance, which superseded the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with Avigen’s independent registered public accounting firm its independence from management and Avigen, including the matters in the written disclosures and letter received by the Audit Committee from Avigen’s independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services, if any, with the independence of Avigen’s independent registered public accounting firm.

     The Audit Committee discussed with Avigen’s independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluation of Avigen’s internal control over financial reporting, and the overall quality of Avigen’s financial reporting.

     As of the date of this proxy statement, Avigen’s financial statements for 2008 had not been completed.

     The Audit Committee has retained, subject to stockholder ratification at the 2009 Annual Meeting of Stockholders, Odenberg, Ullakko, Muranishi & Co. LLP as Avigen’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE

     JOHN K. A. PRENDERGAST, PH.D. (CHAIR)
     ZOLA HOROVITZ, PH.D.
     JAN K. ÖHRSTRÖM, M.D.

____________________

1        The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Avigen under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

     The Compensation Committee of the Board of Directors for the fiscal year ended December 31, 2008 consisted of Dr. Prendergast and Mr. Wallace, and Dr. Iwaki prior to his resignation from the Board of Directors effective May 19, 2008. Dr. Dilly joined the Compensation Committee effective February 6, 2009. All members of Avigen’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met six times during the 2008 fiscal year. The Compensation Committee has adopted a written charter. A current copy is available to stockholders on our website at www.avigen.com.

     The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, approve and oversee Avigen’s compensation strategy, policies, plans and programs, including:

  establishment of corporate and individual performance objectives relevant to the compensation of Avigen’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

  review and recommendation to the Board of Directors for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of Avigen’s Chief Executive Officer and other senior management;

  administration of Avigen’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and

  review of Avigen’s Compensation Discussion and Analysis with management and consideration of whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

     Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Committee Chair, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer reviews the performance of each executive officer, other than his own, with the Compensation Committee and makes compensation recommendations, which the Compensation Committee considers in its final determination. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Avigen, as well as authority to obtain, at the expense of Avigen, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

     Historically, the Committee evaluates management’s and each individual’s performance based on the achievement of corporate goals set by the Chief Executive Officer and the Board of Directors. During 2008, the Compensation Committee met in session several times and discussed Avigen’s performance toward achieving its established operating objectives, as well as the performance of individual members of senior management. However, given the company’s immediate efforts to preserve cash in response to the termination of the AV650 program, the Committee, with the support of management, determined not to take any immediate actions on compensation for fiscal 2008.

     The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

     Dr. Prendergast, Mr. Wallace and Dr. Iwaki served as members of the Compensation Committee during the fiscal year ended December 31, 2008. Dr. Dilly joined the Compensation Committee effective February 6, 2009. No member of the Committee was, at any time during fiscal 2008, an officer or employee of Avigen. Dr. Prendergast was an executive officer of Avigen from December 1992 to March 1996. There are no Compensation Committee interlocks between Avigen and any other entities involving our executive officers and Board members who serve as executive officers or Board members of such entities.

Compensation Committee Report2

     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended 2008.

COMPENSATION COMMITTEE

     JOHN K. A. PRENDERGAST, PH.D. (CHAIR)
     RICHARD WALLACE, B.COM. (HONS)
     STEPHEN DILLY, M.B.B.S., PH.D.

Corporate Governance and Nominating Committee

     The Corporate Governance and Nominating Committee of the Board of Directors, in consultation with the Chief Executive Officer, has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve as directors of Avigen. The Corporate Governance and Nominating Committee also has the primary responsibility for evaluating, reviewing and considering the recommendation for nomination of current directors for election to the Board of Directors as well as monitoring the size of the Board of Directors, has the power and authority to consider Board nominees and proposals submitted by Avigen’s stockholders and to establish any procedures to facilitate stockholder communication with the Board of Directors. In this regard, the Corporate Governance and Nominating Committee recommended to the Board of Directors that each director be nominated in his class at the Annual Meeting of Stockholders. The Corporate Governance and Nominating Committee also periodically reviews, discusses and assesses the performance of the Board of Directors and Board committees; annually recommends to the Board of Directors the chairmanship and membership of each Board committee; develops corporate governance principles and periodically reviews and assesses these principles and their application; oversees and reviews the processes and procedures used by Avigen to provide information to the Board of Directors and its committees; and periodically reviews the compensation paid to non-employee directors for their service on the Board of Directors and its committees, and recommends any changes to the full Board of Directors for its approval. Avigen’s Corporate Governance and Nominating Committee charter is available on our website at www.avigen.com. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

____________________

2        The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Avigen under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Corporate Governance and Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Avigen, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Avigen’s stockholders. However, the Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are evaluated by the Corporate Governance and Nominating Committee in the context of the current composition of the Board of Directors, the operating requirements of Avigen and the long-term interests of Avigen’s stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers the criteria for director qualifications set by the Board of Directors, as well as diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and Avigen to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to Avigen during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Corporate Governance and Nominating Committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee may also use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects, by majority vote, a nominee for recommendation to the Board of Directors.

     The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: 1301 Harbor Bay Parkway, Alameda, California 94502, not less than six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Avigen’s stock. Any such submission must be accompanied by the written proxy of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Corporate Governance and Nominating Committee has not received a timely director nominee from a stockholder of Avigen.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Avigen’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director may send a written communication addressed as follows: Avigen Board Communication, 1301 Harbor Bay Parkway, Alameda, California 94502. Communications may also be sent by e-mail to the following address: board@avigen.com. Each communication sent must state the number of shares owned by the stockholder making the communication. Each communication will be reviewed by the Corporate Secretary of Avigen who will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Corporate Secretary will discard the communication.

CODE OF BUSINESS CONDUCT AND ETHICS

     Avigen has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.avigen.com. The Code of Business Conduct and Ethics may be found as follows:

  From our main Web page, first hover over “Investors.”

  Next, click on “Corporate Governance.”

  Next, click on “Conduct.”

  Finally, click on “Code of Business Conduct and Ethics.”

     Avigen intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on its website at the address and the location specified above.

CERTAIN LEGAL PROCEEDINGS

      There are no material proceedings to which any current director or executive officer or any associate of any such director or officer is a party adverse to Avigen or has a material interest adverse to Avigen.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of Avigen’s Common Stock as of January 31, 2009 by: (1) each director and nominee for director; (2) each of the executive officers named in the Summary Compensation Table; (3) all executive officers and directors of Avigen as a group; and (4) all those known by Avigen to be beneficial owners of more than five percent of its Common Stock. Percentage ownership amounts are based on 29,769,115 outstanding shares as of January 31, 2009.

	Beneficial Ownership (1)
	Number of	Percent of
Beneficial Owner	Shares	Total
Kenneth Chahine, J.D., Ph.D. (2)	743,155	2.44%
Andrew Sauter (3)	277,955	*
Michael Coffee (2)	348,997	1.16%
Kirk Johnson, Ph.D. (2)	333,859	1.11%
M. Christina Thomson, J.D. (2)	350,344	1.16%
Stephen Dilly, M.B.B.S., Ph.D. (2)	22,300	*
Zola Horovitz, Ph.D. (4)	147,500	*
Jan Öhrström, M.D. (2)	22,300	*
John Prendergast, Ph.D. (5)	141,608	*
Richard Wallace (2)	39,950	*
All executive officers and directors as a group (10 persons) (6)	2,427,968	7.55%

5% Stockholders
BVF, Inc. (7)	8,819,600	29.63%
900 North Michigan Avenue, Suite 1100
Chicago, IL 60611

HealthCor Management, L.P. (8)	2,258,500	7.59%
Carnegie Hall Tower
152 West 57th Street, 47th Floor
New York, NY 10019
____________________

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G and 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Avigen believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,769,115 shares outstanding on January 31, 2009, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o Avigen at the address on the first page of this proxy statement.

(2)	Consists solely of shares issuable upon the exercise of options that are exercisable within 60 days of the date of this table.

(3)	Includes 273,830 shares issuable upon the exercise of options held by Mr. Sauter that are exercisable within 60 days of the date of this table.

(4)	Includes 142,500 shares issuable upon the exercise of options held by Dr. Horovitz that are exercisable within 60 days of the date of this table.

(5)	Includes 102,500 shares issuable upon the exercise of options held by Dr. Prendergast that are exercisable within 60 days of the date of this table.

(6)	Includes an aggregate of 2,379,735 shares issuable upon exercise of options which executive officers and directors of Avigen have the right to acquire within 60 days of the date of this table.

(7)	Based upon a Schedule 13D/A filed with the SEC on January 12, 2009 by Biotechnology Value Fund, L.P. and includes shares owned by the following affiliated entities: (a) Biotechnology Value Fund, L.P. (“Fund I”) 1,975,340 shares; (b) Biotechnology Value Fund II, L.P. (“Fund II”) 1,364,911 shares; (c) BVF Investments, L.L.C. (“Investments”) 4,969,764 shares; and (d) Investment 10, L.L.C. (“Investment 10”) 509,585 shares. BVF, Inc. (“BVF”) and BVF Partners (“Partners” and, together with Fund I, Fund II, Investments and BVF, the “BVF Entities”) beneficially own 8,819,600 aggregate shares.

(8)	Based upon a Schedule 13G filed with the SEC on February 17, 2009. Collectively, HealthCor, L.P., Healthcor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (each a “Fund” and together, the “Funds”) are the beneficial owners of a total of 2,258,500 shares of the Common Stock of the Issuer. By virtue of their position as feeder funds, HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. may be deemed beneficial owners of the shares of Common Stock owned by HealthCor Offshore Master Fund, L.P., and HealthCor Hybrid Offshore Master Fund, L.P., respectively. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds. HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P. As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock. Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares in excess of their actual pecuniary interest therein. The address for all entities other than Arthur Cohen is set forth in the table, and the address of Arthur Cohen is 12 South Main Street, #203 Norwalk, CT 06854.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires Avigen’s directors and executive officers, and persons who own more than ten percent of a registered class of Avigen’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Avigen. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Avigen with copies of all Section 16(a) forms they file.

     To Avigen’s knowledge, based solely on a review of the copies of such reports furnished to Avigen and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

CHANGE IN CONTROL OF AVIGEN, INC.

      Since January 1, 2008, based on Form 4s filed with the SEC starting in October 2008, BVF has increased the number of shares it beneficially owns from 1,596,837 aggregate shares, or 5.4%, to 8,819,600 aggregate shares, or 29.63% -- an increase in BVF’s ownership of 24.3%. Such shares are owned by the following entities affiliated with BVF and BVF Partners, L.P.: (a) Fund I - 1,975,340 shares; (b) Fund II - 1,364,911 shares; (c) Investments - 4,969,764 shares; and (d) Investment 10 - 509,585 shares.

     Based on a Schedule 13D/A filed on January 12, 2009 by Biotechnology Value Fund, L.P., on January 9, 2009, the BVF Entities, Mark N. Lampert, Matthew D. Perry, Oleg Nodelman Robert M. Coppedge entered into a Joint Filing and Solicitation Agreement (the “Joint Filing and Solicitation Agreement”) in which, among other things, (a) the parties agreed to the joint filing and solicitation on behalf of each of them of statements on Schedule 13D with respect to Avigen’s securities to the extent required under applicable securities laws and (b) the parties agreed to form a group for the purpose of soliciting proxies or written consents in support of the election of Messrs. Lampert, Nodelman, Perry and Coppedge and certain other proposals at the Special Meeting and for the purpose of taking all other actions incidental to the foregoing. Additionally, pursuant to a letter agreement, BVF has agreed to indemnify Mr. Coppedge against claims arising from the solicitation of proxies from Avigen’s stockholders at the Special Meeting and any related transactions.

EXECUTIVE OFFICERS

     Our executive officers and their respective ages and positions as of January 31, 2009, are as follows:

Name	Age	Position
Kenneth G. Chahine, J.D., Ph.D.	43	President, Chief Executive Officer and Director

Michael D. Coffee	63	Chief Business Officer

Kirk Johnson, Ph.D.	49	Vice President, Research and Development

Andrew A. Sauter	41	Chief Financial Officer

M. Christina Thomson, J.D.	37	Vice President, General Counsel and Secretary

     All of our officers are elected annually by the Board of Directors. There is no family relationship between or among any of the officers or directors.

     Kenneth G. Chahine, J.D., Ph.D., was appointed President, Chief Executive Officer and director of Avigen in March 2004. Dr. Chahine had previously served as Avigen’s Chief Operating Officer since July 2002 and as Vice President, Business Development and Intellectual Property since 1998. Prior to joining Avigen, Dr. Chahine worked at the patent law firm of Madson & Metcalf, P.C. in Salt Lake City, Utah from 1994 to 1998. From 1992 to 1993, he worked as a research scientist at Parke-Davis Pharmaceuticals, a pharmaceutical company, and held another research scientist post at the University of Utah Department of Human Genetics from 1994 to 1996. Dr. Chahine served as western regional news and legal correspondent for Nature Biotechnology from 1996 to 2002. Dr. Chahine holds a J.D. from the University of Utah and a Ph.D. in biochemistry and molecular biology from the University of Michigan.

     Michael D. Coffee has served as Avigen’s Chief Business Officer since February 2005. Prior to joining Avigen, Mr. Coffee co-founded the Alekta Group, LLC in 2004, a consulting firm, to provide a comprehensive range of pharmaceutical development consulting services to emerging pharmaceutical companies. From 2001 to 2004 Mr. Coffee served as President and Chief Operating Officer of Amarin Pharmaceuticals, Inc., the U.S. drug development and marketing subsidiary of Amarin Corporation PLC. Mr. Coffee also served as President and Chief Operating Officer of Elan Pharmaceuticals, North America from 1998 to 2001 and held marketing and executive management positions, including President and Chief Operating Officer, of Athena Neurosciences, Inc. between 1991 and 1998. Mr. Coffee received a B.S. in biology from Siena College.

     Kirk Johnson, Ph.D., was appointed Vice President, Research and Development in December 2006. Dr. Johnson joined Avigen in January 2004 and was appointed Vice President, Preclinical Development in June 2004 and has played a major role in redirecting the company and establishing the pipeline. Prior to joining Avigen, Dr. Johnson was Senior Director, Pharmacology & Preclinical Development and a member of the executive management team of Genesoft Pharmaceuticals, a pharmaceutical company, from 2001 to 2004. From 1991 to 2001, Dr. Johnson was employed in both protein and small molecule therapeutic research and development at Chiron Corporation, a biopharmaceutical company, and eventually served as Director, Pharmacology and Preclinical Research. Dr. Johnson was involved in leading IND-enabling programs, supporting clinical development, and contributing to successful IND and NDA filings at Chiron and Genesoft. In addition to general pharmacology and other preclinical development responsibilities, he has led research and clinical development projects for diverse indications including neuropathic pain, hemophilia, antibacterials, diabetes, obesity, acute inflammation and cardiovascular disease and has published more than 60 manuscripts and holds 5 U.S. patents. Dr. Johnson earned a B.S. in toxicology from U.C. Davis, and a Ph.D. in pharmacology and toxicology from the Medical College of Virginia. He completed postdoctoral fellowships studying the mechanism of action of IL-2 from 1986-1991 at both Dartmouth Medical School and the University of California, Berkeley.

     Andrew A. Sauter was appointed Chief Financial Officer in February 2008 after having served as Vice President, Finance since January 2006. Mr. Sauter joined Avigen as Controller in November 1999. Mr. Sauter oversees the financial reporting obligations of Avigen and its information technology needs. From 1992 to 1999, Mr. Sauter worked for BankAmerica Corporation in a variety of positions, including most recently as a vice president in the Capital Markets Finance organization. From 1989 to 1992, he worked for Ernst & Young LLP. Mr. Sauter is a certified public accountant and holds a B.A. degree in economics from Claremont McKenna College.

     M. Christina Thomson, J.D., was appointed Vice President, General Counsel in January 2009. Ms. Thomson joined Avigen in February 2000 and was appointed Vice President, Corporate Counsel in June 2004. She has also served as our Chief Compliance Officer since March 2004 and Corporate Secretary since January 2006. Ms. Thomson is a registered patent attorney, and has managed significant growth in Avigen’s patent portfolio over the last seven years. Ms. Thomson also oversees the company’s litigation and administrative patent proceedings, as well as contract administration. Prior to joining Avigen, Ms. Thomson worked as a patent attorney with the law firm Knobbe Martens Olson & Bear LLP in Newport Beach, California, as a patent agent with Madson & Metcalf, P.C. in Salt Lake City, Utah, and as a scientist for Myriad Genetic Laboratories. Ms. Thomson holds a J.D. from the University of Utah College of Law and an M.S. in biology from the University of Utah.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

     Our compensation approach is designed to reward the achievement of corporate objectives and individual performances that contribute toward building a sustainable business that develops differentiated products to improve the health and quality of life of patients and creates value for our stockholders. To this end, the Board of Directors and management establish annual and long-term corporate goals that reflect the priorities of our product and business development plans. Our Board of Directors and management review these goals on a regular basis and our Compensation Committee (the “Committee”) uses these objectives to determine levels of compensation for executive officers to ensure management incentives are aligned with the interests of stockholders.

     Avigen’s compensation practice is designed to provide remuneration packages that are commensurate with the marketplace in which we compete to attract and motivate our executive officers, management and staff to achieve our strategic objectives. Specifically, we review base salaries annually and, along with a comprehensive array of medical, health, life insurance and disability plans generally available to all our employees,, set salaries at levels that are intended to attract, engage and retain executive officers whose abilities are critical to our long-term success and competitiveness. We vary bonus payments annually based on a performance structure designed to reward results and balance individual accountability with team-oriented collaboration that fosters integrity and a high-performance culture. Historically, we also issue equity-based compensation annually in varying amounts that are intended to represent a significant portion of each executive’s total compensation package because we believe it promotes innovation and calculated assessment and management of risk designed to achieve Avigen’s long-term objectives.

     Drug development is slow, costly and associated with a high failure rate. Therefore, successful drug development can extend over many years and requires our executives to employ their judgment in developing long-term operating plans that:

  identify meaningful treatments for patients,

  effectively demonstrate the safety and efficacy of our products, and protect our intellectual property and optimize the use of our financial resources in order to maximize value retention for our stockholders.

      The Committee believes that in determining compensation, management performance should be evaluated against specific strategic objectives that create stockholder value. Complete achievement of these strategic objectives may extend beyond a given compensation period; therefore, the Committee must use its discretionary judgment based on the experience and knowledge within the industry of its members, in assessing the quality of management’s performance within an established framework of general parameters for annual compensation.

Compensation Components

     The Committee draws on a number of reference sources to assist in the evaluation of the various components of executive compensation. One source is industry data compiled in the Radford Biotechnology Survey which represents a nationally-based assessment of executive compensation widely used within the pharmaceutical and biotechnology industry sectors. The Committee generally focuses on regional data from companies in the San Francisco Bay Area and targets compensation levels that fall within the 50th and 70th percentiles reported for comparable positions based on the Committee’s subjective determination as to the appropriate range to attract and retain our executives given the size of our company. In addition, the Committee examines performance compensation packages of a number of selected companies that develop products for similar neurological indications or that are at a similar employee size and development stage. In 2007, this group consisted of Acorda Therapeutics, Inc., XenoPort, Inc., Renovis, Inc., Pain Therapeutics, and Palatin Technologies, Inc., however, in 2008, given the company’s immediate efforts to preserve cash in response to the termination of the AV650 program, the Committee, with the support of management, determined not to take any immediate actions on compensation for fiscal 2008, and so the Committee did not conduct a competitive analysis of compensation packages from other companies.

     To establish the relationship between executive compensation and the creation of stockholder value, the Committee subjectively evaluates the success of the management team as a whole and each individual executive’s performance in contributing to achieving the company’s strategic objectives. The Committee applies its assessment within the framework of our compensation program which defines a discretionary range in which to determine individual compensation adjustments for each executive officer. Our compensation program consists of three principal components: salary, short-term incentive compensation consisting of incentive bonus payments, and long-term incentive compensation consisting of equity grants. Each year, the Committee reviews executive officer compensation using summary “tally sheets” that show for each of the executive officers the following: (a) summary of total compensation; (b) each element of current compensation; and (c) cumulative amount of all previously issued equity awards.

     Base Salary. The Committee reviews each executive’s base salary annually. Among the factors taken into consideration are (1) individual performance, (2) corporate performance measured against strategic objectives, (3) levels of responsibility, (4) prior experience, (5) breadth of knowledge of the industry, and (6) competitive pay practices examined from industry source material discussed above. The Committee does not assign any specific weighting to these various factors when determining base salary.

      Incentive Bonus. The Committee sets target incentive levels annually for each executive officer in consultation and discussion with Dr. Chahine, other than for his own target incentive level. Ordinarily, the Committee considers industry data compiled by Radford and determines the appropriate level of target incentive bonus award for our chief executive officer and for our other executive officers as a percentage of their respective base salaries based on the Committee’s subjective determination as to the appropriate range to attract and retain our executive officers given the size of the company, assigning the actual percentage within this range based upon the level of each executive officer’s responsibility and experience. The Committee determines actual bonus payments based on subjective assessments of the performance of management and individual officers in achieving the company’s strategic objectives, applied to these target incentive levels. As a function of this process, the Committee met several times throughout the year with Dr. Chahine to review the status of the management team’s individual contributions. The 2008 strategic objectives against which corporate performance was intended to be measured are discussed below under “2008 Performance.”

     The Committee establishes the company’s strategic objectives in discussions with Dr. Chahine at the beginning of the compensation period to ensure that its performance evaluations at the end of the compensation period reflect the strategic priorities of the company to create value for our stockholders. Ordinarily, Dr. Chahine reviews the performance of the company and of each executive officer, other than his own, with the Committee at the end of the compensation period and makes recommendations to the Committee for its review and final determination.

     Equity Incentives. The Committee is responsible for making stock option grants under Avigen’s 2006 Equity Incentive Plan (the “2006 Plan”), and believes that long-term stockholder value is best achieved through an ownership culture among all our employees, particularly our executives, through grants of stock-based awards.

      The Committee grants stock-based awards under the 2006 Plan with multi-year vesting periods designed as incentives to retain key employees to continue in the employ of Avigen. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the 2006 Plan is 100% of fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if Avigen’s Common Stock appreciates over the long-term. The size of option grants is determined based primarily on Avigen’s philosophy of significantly linking executive compensation with stockholder interests, the individual criteria set forth below, and the Committee’s use of industry sources in order to be knowledgeable of compensation practices for companies of a similar size and development stage in the biotechnology and pharmaceutical industries. Historically, the Committee does not target any specific level as compared to industry average in determining stock option grants.

      Change in Control Arrangements. The Board of Directors, upon the recommendation of the Committee, established a Management Transition Plan (the “Transition Plan”) in 1998, which was amended in March 2005 and again in October 2008. The Transition Plan is intended to retain key employees and enable executive officers to represent stockholder interests during periods involving a possible change in control of the company, and to provide severance benefits in the event of termination of employment without cause. The Transition Plan is designed to protect the earned benefits of key employees, including executive officers, against adverse changes that may result from a change in control of the company or termination without cause. The level of payments provided under the agreement for executives reflects the Committee’s subjective view, based upon its experience, of comparable benefits offered to executives under change of control arrangements at other companies within the industry in a similar development stage.

     In October 2008, the Board amended the Transition Plan to comply with certain changes in federal tax regulations that were required to be made before December 31, 2008, and at the same time, the Committee reviewed benefit levels offered by other companies within the industry similar to Avigen. Based on this review, the Committee adjusted the benefits included in the Transition Plan by adding an additional three months of severance benefits for each executive officer and extending those benefits to circumstances in which an executive officer was terminated without cause. The amendments were adopted to make the Transition Plan comparable to benefits offered by companies similar to Avigen, as without this security, we were at risk of losing executive talent necessary to preserve the value of the company’s assets.

     Each of our named executive officers are participants in the plan and will receive the following benefits if their employment is involuntarily terminated, or they resign as a result of a constructive termination, as defined under the Plan:

  15 months base salary (21 months in the case of Dr. Chahine);

  extended option exercisability of two years;

  full accelerated vesting of outstanding stock options; and

  15 months (18 months in the case of Dr. Chahine) health benefits payments, or until such earlier date as the executive officer secures subsequent employment that provides substantially similar health benefits.

2008 Performance

     At the beginning of the year, the Committee determined to base its assessment of Avigen’s overall performance for the fiscal year ended December 31, 2008 on the following strategic objectives:

  Quality data from Phase II clinical development progress of AV650;

  Responsible management of finances;

  Clinical development progress of AV411;

  Development and progress toward clinical testing of AV513;

  Evaluation, identification and development of new product candidates for clinical testing, including proprietary analogs for AV411; and

  Execution of a strategic plan that efficiently manages financial and staffing resources to support the research and development needs of the company, including raising additional capital for clinical testing.

     Historically, the Committee applies its discretion in determining a subjective evaluation of the overall performance of the company. For fiscal 2008, the Committee took into consideration the performance of management against all the 2008 strategic objectives, including the quality execution of the AV650 Phase II clinical trial, responsible management of finances, and the successful sale of company’s early-stage AV513 program for $7 million, and authorized the accrual of $250,000 for bonus payouts to executive officers. In discussions with Dr. Chahine, and given the company’s immediate efforts to preserve cash in response to the termination of the AV650 program, the Committee, with the support of management, has not authorized the payout of any bonuses from that pool.

2009 Compensation

     The Committee, with the support of management, has determined (given the current business environment) not to adjust base salaries for 2009, other than in connection with the promotion of Ms. Thomson to Vice President, General Counsel. Effective January 1, 2009. Ms. Thomson’s base salary was increased to $267,931. The Committee has not yet finalized or determined the relative weighting of strategic objectives to be used as the basis for its evaluation of management’s performance for fiscal 2009.

SUMMARY COMPENSATION TABLE

     The following table shows for the fiscal years ended December 31, 2008, 2007 and 2006, compensation awarded to or paid to, or earned by, Avigen’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at December 31, 2008 (the “Named Executive Officers”).

Summary Compensation Table

				Option	All Other
		Salary	Bonus	Awards	Compensation
Name and Principal Position	Year	($)	($)	($) (2)	($) (3)	Total ($)
Kenneth G. Chahine,	2008	$443,251	(1)	$341,318	$4,552	$789,120
President and Chief Executive Officer	2007	426,613	$158,380	333,763	4,299	923,055
	2006	407,239	95,000	271,027	4,199	777,465
Andrew A. Sauter,	2008	267,931	(1)	208,961	3,378	480,270
Chief Financial Officer	2007	238,625	68,903	166,461	3,558	477,547
	2006	229,017	28,000	98,733	3,458	359,208
Michael D. Coffee,	2008	313,903	(1)	281,150	4,712	599,765
Chief Business Officer	2007	302,120	90,636	237,876	4,711	635,343
	2006	288,400	69,000	152,547	4,711	514,658
Kirk W. Johnson, Ph.D.,	2008	278,528	(1)	249,062	4,451	532,040
Vice President Research and	2007	248,824	74,025	282,000	4,091	608,940
Development	2006	237,524	46,000	192,092	4,091	479,707
M. Christina Thompson, J.D.,	2008	221,524	(1)	242,283	3,366	467,174
Vice President, General	2007	239,861	65,062	234,067	3,466	542,456
Counsel and Secretary	2006	239,444	46,000	162,436	3,466	451,346
____________________

(1)	The Compensation Committee authorized the accrual of $250,000 for bonus payouts to executive officers for 2008, but has not authorized the allocation or payout of any bonuses from that pool.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for each fiscal year ended December 31, in accordance with FAS 123(R), excluding an estimate of forfeitures related to service-based vesting conditions, and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are described in the notes to Avigen’s audited financial statements for the fiscal year ended December 31, 2008, which will be included in Avigen’s Annual Report on Form 10-K expected to be filed with the SEC on March 16, 2009. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

(3)	Except as otherwise indicated, represents insurance premiums paid by Avigen with respect to supplemental long-term care insurance for the benefit of the Named Executive Officer and up to $2,500 of matching contributions to Avigen’s 401(k) savings plan.

GRANTS OF PLAN-BASED AWARDS

     There were no grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

     The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2008

	Option Awards (1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($) (2)	Date
Kenneth Chahine (3)	37,500	-	$5.88	01/16/09
	17,500	-	5.38	07/01/09
	25,000	-	29.00	05/19/10
	75,000	-	38.19	06/14/10
	100,000	-	14.63	03/09/11
	37,500	-	8.53	07/02/12
	75,000	-	3.53	05/20/13
	125,000	-	3.38	06/25/14
	26,812	6,188	3.14	07/01/15
	137,500	12,500	5.06	02/22/16
	52,500	37,500	5.50	01/03/17
	37,775	75,549	4.42	12/05/17
Andrew Sauter (4)	25,000	-	$17.50	11/01/09
	5,000	-	29.00	05/19/10
	13,333	-	14.63	03/09/11
	7,500	-	8.53	07/02/12
	13,000	-	3.53	07/11/13
	20,000	-	3.13	08/10/14
	14,062	938	3.25	01/03/15
	8,187	2,813	3.45	07/12/15
	34,375	15,625	3.63	01/18/16
	45,833	4,167	5.06	02/22/16
	37,917	27,083	5.50	01/03/17
	27,282	54,563	4.42	12/05/17
Michael Coffee (5)	140,625	9,375	$2.86	02/23/15
	5,687	1,313	3.14	07/01/15
	105,416	9,584	5.06	02/22/16
	37,917	27,083	5.50	01/03/17
	27,282	54,563	4.42	12/05/17
Kirk Johnson (6)	70,000	-	$6.31	01/12/14
	50,000	-	3.38	06/25/14
	13,406	3,094	3.14	07/01/15
	105,416	9,584	5.06	02/22/16
	40,833	29,167	5.50	01/03/17
	29,381	58,760	4.42	12/05/17
M. Christina Thomson (7)	20,000	-	$47.63	02/07/10
	18,333	-	14.63	03/09/11
	10,000	-	8.53	07/02/12
	12,500	-	3.53	07/11/13
	92,000	-	3.38	06/25/14
	8,406	3,094	3.14	07/01/15
	105,416	9,584	5.06	02/22/16
	37,917	27,083	5.50	01/03/17
	22,968	45,935	4.42	12/05/17

____________________

(1)	All option awards were granted on a date 10-years prior to the expiration date, with option awards that were granted prior to February 22, 2006 vesting in 16 equal quarterly installments from the date of grant and option awards granted on or after February 22, 2006 vesting in 12 equal quarterly installments from the date of grant.

(2)	Option exercise price subtotals represent the weighted average of all outstanding equity awards including both exercisable and unexercisable.

(3)	In the aggregate, these options are to purchase 878,824 shares of our Common Stock at a weighted average exercise price of $9.37 per share.

(4)	In the aggregate, these options are to purchase 356,678 shares of our Common Stock at a weighted average exercise price of $6.14 per share.

(5)	In the aggregate, these options are to purchase 418,845 shares of our Common Stock at a weighted average exercise price of $4.18 per share.

(6)	In the aggregate, these options are to purchase 409,641 shares of our Common Stock at a weighted average exercise price of $4.93 per share.

(7)	In the aggregate, these options are to purchase 413,236 shares of our Common Stock at a weighted average exercise price of $7.12 per share.

OPTION EXERCISES AND STOCK VESTED

     There were no option exercises or stock vested to the Named Executive Officers for the fiscal year ended December 31, 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

      Avigen initially adopted its Transition Plan (the “Transition Plan”) in July 1998. In May 2005, Avigen’s Board, upon the recommendation of the Compensation Committee of the Board, amended the Transition Plan to retain key employees and enable executive officers to represent stockholder interests during periods involving a possible change in control. The Transition Plan is designed to protect the earned benefits of key employees, including executive officers, against adverse changes that may result from a change in control of Avigen. In October 2008, the Board amended the Transition Plan to comply with certain changes in federal tax regulations that were required to be made before December 31, 2008 and to provide each participant with severance benefits in the event she or he was terminated other than for cause or was constructively terminated. At that time, the Compensation Committee took the opportunity to assess whether the benefits included in the Transition Plan were comparable to such plans in companies similar to Avigen and determined to add an additional three months of severance benefits for each executive officer.

     An employee of Avigen becomes a participant in the Transition Plan only if Avigen delivers to that employee a Transition Plan Eligibility Notice, in which case the employee becomes a “Participant” in the Transition Plan. Each of Dr. Chahine, Mr. Coffee, Ms. Thomson, Dr. Johnson, and Mr. Sauter is a participant in the Transition Plan.

     A Participant in the Transition Plan will receive, if the Participant’s employment with Avigen terminates due to an “involuntary termination” or a “constructive termination,” as those terms are defined in the Transition Plan, the following benefits:

(a)	salary continuation for the number of months designated in the Transition Plan Eligibility Notice given to the Participant;

(b)	accelerated stock option vesting and extended exercisability as provided in the Transition Plan Eligibility Notice given to the Participant; and

(c)	Avigen will pay the COBRA premiums for the Participant for the number of months designated in the Transition Plan Eligibility Notice given to the Participant, up to 18 months, or until such earlier date as the Participant becomes covered by a health plan of a subsequent employer.

     The current named executive officers of Avigen who are Participants, and the terms of their participation, are:

Option
	Salary	Option	Extended	COBRA
Name/Position	Continuation	Acceleration	Exercisability	Payments
Kenneth G. Chahine, J.D., Ph.D.	21 months	Full	2 years	18 months
Andrew A. Sauter	15 months	Full	2 years	15 months
Michael D. Coffee	15 months	Full	2 years	15 months
Kirk Johnson, Ph.D.	15 months	Full	2 years	15 months
M. Christina Thomson, J.D.	15 months	Full	2 years	15 months

     If an “involuntary termination” or a “constructive termination” of a Participant occurred on December 31, 2008, that Participant would have received the following benefits:

	Salary	COBRA
Name	Continuation	Payments
Kenneth Chahine	$775,689	$28,881
Andrew Sauter	334,914	24,464
Michael Coffee	392,379	26,752
Kirk Johnson	348,160	26,752
M. Christina Thomson	334,914	18,295

     An “involuntary termination” is the dismissal or discharge by Avigen other than for “cause”, where cause is defined to include: commission of an intentional act to materially injure Avigen; intentional refusal or failure to follow lawful and reasonable directions of the Board or the appropriate individual to whom the participant reports; willfully and habitually neglected duties for Avigen; or conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on Avigen. The termination of a Participant’s employment will not be deemed to be an “involuntary termination” if the termination occurs as a result of that Participant’s death or disability.

     A “constructive termination” occurs when a Participant voluntarily terminates employment with Avigen in the event that, without the participant’s consent, any of specified events occur, including: the assignment of duties or responsibilities which result in a diminution in position or function; a reduction by Avigen in annual base salary; failure by Avigen to continue in effect any benefit plan or program or the taking of any action by Avigen that would adversely affect participation in or reduce benefits under the benefit plans or deprive the participant of any fringe benefit enjoyed at the time of a change in control; relocation by Avigen, or the relocation of Avigen’s principal executive offices if the participant’s principal office is at such offices, to a location more than thirty (30) miles from the location at which the participant was performing duties prior to the change in control; a material breach of the Transition Plan or a material breach of a written agreement with the participant regarding the terms and conditions of employment; or any failure by Avigen to obtain the assumption of the Transition Plan or any material agreement with the participant regarding the terms and conditions of employment by any successor or assign of Avigen.

      No amounts are attributable to vesting of stock options, as the exercise price of all stock options was in excess of the closing price of our Common Stock on December 31, 2008.

EQUITY INCENTIVE PLANS

     In the event of a dissolution or liquidation of Avigen, the Board of Directors may accelerate vesting on some or all of the outstanding Stock Awards, as defined in Avigen’s 2006 Equity Incentive Plan (the “Plan”), so that such Stock Awards become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

      In the event of a Corporate Transaction, as defined in the Plan, in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue outstanding stock awards or substitute similar stock awards for such outstanding stock awards, the vesting of such stock awards shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine. No amounts are attributable to accelerated vesting of stock options, as the exercise price of all stock options was in excess of the closing price of our Common Stock on December 31, 2008.

DIRECTOR COMPENSATION

Compensation of Directors

     Effective January 1, 2006, each of Avigen’s non-employee directors receives an annual retainer of $28,000. Any non-employee director who serves as Chairman of Avigen’s Board of Directors receives, in addition to regular payments for service rendered as a member of the Board of Directors, an additional annual retainer of $28,000. Dr. Zola Horovitz is currently designated as Chairman of the Board of Directors. Any non-employee director who serves as the Lead Independent Director of Avigen’s Board of Directors receives, in addition to regular payments for service rendered as a member of the Board of Directors, an additional annual retainer of $14,000 to be paid in equal quarterly installments. Dr. John K. A. Prendergast is currently designated as the Lead Independent Director. There are no additional fees for attendance at Board of Directors or committee meetings; however, Avigen reimburses members of the Board of Directors for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Avigen’s policy. In the fiscal year ended December 31, 2008, the total compensation paid to non-employee directors was $193,667.

      Each of Avigen’s non-employee directors is qualified to receive stock option grants under Avigen’s 2006 Equity Incentive Stock Option Plan. The Board of Directors has determined that non-employee directors of Avigen, not serving as Chairman, will be granted options to purchase 20,000 shares of Avigen’s Common Stock at each annual meeting of Avigen’s stockholders if such non-employee director has served for the entire preceding year. An option to purchase a prorated number of shares is granted to each non-employee director who has served for less than the full preceding year. In addition, each director who is elected for the first time to be a non-employee director of Avigen will be granted an option to purchase 30,000 shares upon the date of initial election to the Board of Directors whether by the Board of Directors or stockholders of Avigen.

      The Board of Directors has also determined that any non-employee director that serves as Chairman of Avigen’s Board of Directors will be granted options to purchase 40,000 shares of Avigen’s Common Stock at each annual meeting of Avigen’s stockholders.

     The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of Avigen:

DIRECTOR COMPENSATION FOR FISCAL 2008

	Fees Earned or	Option
	Paid in Cash	Awards ($)
Name	($)	(2)(3)(4)	Total ($)
Zola Horovitz, Ph.D.	$56,000	$110,301	$166,301
Stephen Dilly, M.B.B.S., Ph.D.	28,000	45,570	73,570
Yuichi Iwaki M.D., Ph.D. (1)	11,667	85,412	97,079
Jan Öhrström, M.D.	28,000	45,570	73,570
John Prendergast, Ph.D.	42,000	47,501	89,501
Richard Wallace	28,000	63,302	91,302
____________________

(1)	Includes $47,356 attributable to an extension of the exercise period for Dr. Iwaki’s options.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R), excluding an estimate of forfeitures related to service-based vesting conditions, and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are described in the notes to Avigen’s audited financial statements for the fiscal year ended December 31, 2008, which will be included in Avigen’s Annual Report on Form 10-K expected to be filed with the SEC on or about March 16, 2009. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

(3)	The following options were outstanding as of December 31, 2008: Z. Horovitz: 222,500; S. Dilly: 56,667; Y. Iwaki: 115,000; J. Öhrström: 56,667; J. Prendergast: 142,500; and R. Wallace: 75,000.

(4)	The following table sets forth each grant of options to Avigen’s non-employee directors during 2008 under the 2006 Plan, together with the exercise price per share and grant fair value of each award computed in accordance with FAS 123(R) using the Black-Scholes model.

	Options			Grant Date
	Granted		Exercise	Fair Value
	in	Grant	Price Per	of Option
Non-employee Director	2008 (#)	Date	Share ($)	Award ($)
Zola Horovitz, Ph.D.	40,000	05/19/08	$2.96	62,660
Stephen G. Dilly, M.B.B.S., Ph.D.	20,000	05/19/08	2.96	31,330
Jan K. Öhrström, M.D.	20,000	05/19/08	2.96	31,330
John K. A. Prendergast, Ph.D.	20,000	05/19/08	2.96	31,330
Richard Wallace	20,000	05/19/08	2.96	31,330

HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Avigen that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, California 94502, or (3) contact our Chief Financial Officer, Andrew Sauter, at (510) 748-7150. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Avigen will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

     A copy of Avigen’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal ended December 31, 2008 will be available after March 16, 2009 without charge upon written request to: Investor Relations, Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, California 94502.

DIRECTIONS TO SPECIAL MEETING LOCATION

      The Special Meeting will be held at _________, ________, _____ at _:00 _.m. (local time) on _____, ________, 2009. Directions to this location are available at [insert website address].

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting of Stockholders, and the Avigen Bylaws provide that only matters specified in the notice of the Special Meeting may properly be brought before the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Sincerely,

M. CHRISTINA THOMSON
Vice President, General Counsel and Secretary

March __, 2009

(Preliminary Proxy Card – Subject to Completion)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Avigen, Inc.
Common Stock for the upcoming Special Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-866-252-6933, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1349. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/avgn, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a WHITE proxy card.

OR

3.	Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the WHITE proxy card in the envelope provided, or mail to: Avigen, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

AVIGEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE BOARD REMOVAL PROPOSAL, AND TAKES NO POSITION WITH RESPECT TO THE BYLAW AMENDMENT PROPOSAL OR THE REPEAL BYLAWS PROPOSAL.

BOARD REMOVAL PROPOSAL:	AGAINST	FOR	ABSTAIN
To remove all of the current directors serving on Avigen’s Board of Directors, without cause.	☐	☐	☐

BYLAW AMENDMENT PROPOSAL:	AGAINST	FOR	ABSTAIN
To amend Avigen’s Amended and Restated Bylaws (“Bylaws”) to permit stockholders to elect directors to the Board in cases when the entire board is vacant.	☐	☐	☐

REPEAL BYLAWS PROPOSAL:	AGAINST	FOR	ABSTAIN
To repeal any provision of the Bylaws that was effected since January 8, 2009.	☐	☐	☐

THIS PROXY WILL NOT BE VOTED ON THE ELECTION PROPOSAL.

These items of business are more fully described in the Proxy Statement accompanying this proxy card.

Date

Signature

Signature (if jointly held)

Title(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

     Please sign, date and promptly return this proxy card in the enclosed postage-paid envelope.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE!

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

W H I T E P R O X Y

AVIGEN, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING
OF STOCKHOLDERS TO BE HELD ON ______________, 2009

The undersigned hereby appoints KENNETH G. CHAHINE and M. CHRISTINA THOMSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote any or all of the shares of stock of Avigen, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Avigen, Inc. to be held at _____________, on [DAY], _____________, 2009 at [TIME] (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the Special Meeting.

Your shares will be voted as directed. If no direction is made on the Board Removal Proposal, your shares will be voted “AGAINST” such proposal. If no direction is made on the Bylaw Amendment Proposal or the Repeal Bylaws Proposal, your shares will be voted “ABSTAIN” with respect to such proposal. Your shares will not be voted with respect to the Election Proposal.

THE UNDERSIGNED, A HOLDER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF AVIGEN, INC. (THE “COMMON STOCK”), ACTING WITH RESPECT TO ALL OF THE SHARES OF COMMON STOCK HELD BY THE UNDERSIGNED, HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED TO VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(continued and to be signed on the reverse)